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HANGER ORTHOPEDIC GROUP, INC.
EXHIBIT 11
COMPUTATION OF NET INCOME PER SHARE
FOR THE YEARS ENDED DECEMBER 31,

                                                                                        1993             1994             1995
                                                                                        ----             ----             ----
                 Net income (loss)                                                   $2,655,223       $(2,687,438)     $2,135,439

                 Less:
                          Dividends declared                                             18,199            19,882          21,799
                                                                                     ----------       -----------      ----------
                                  Total                                              $2,637,024       $(2,707,320)     $2,113,640
                                                                                     ==========       ===========      ==========

                 Divided by:
                          Weighted average number of shares
                                  outstanding                                         8,343,784         8,290,276       8,290,544

                 Net income (loss) per share                                         $      .32       $      (.33)     $      .26
                                                                                     ==========       ===========      ==========

